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                                                                    EXHIBIT 99.2
                                                                   PRESS RELEASE

RESTORATION HARDWARE NAMES GARY FRIEDMAN AS CEO

FORMER PRESIDENT AND COO OF WILLIAMS-SONOMA LED REPOSITIONING AND EXPANSION OF MULTIPLE RETAIL BRANDS, INCLUDING WILLIAMS-SONOMA AND POTTERY BARN; NEW CAPITAL STRUCTURE TO SUPPORT REPOSITIONING AND GROWTH

CORTE MADERA, Calif., March 21 /PRNewswire/ -- Restoration Hardware, Inc. (Nasdaq: RSTO) today announced that it has named Gary Friedman, 43, as Chief Executive Officer. He also joins the company's board of directors. Stephen Gordon, founder, Chairman and CEO of Restoration Hardware, will remain as Chairman. Tom Christopher, President, COO and a director, is leaving the company to pursue other business interests. (Photo: http://www.newscom.com/cgi-bin/prnh/19990902/RSTOLOGO) "This is a great day for Restoration Hardware, as we welcome one of the most talented executives in the industry as our new CEO," said Stephen Gordon, Chairman. "Gary Friedman has worked in retail for 24 years. He has deftly positioned and managed multiple retail brands and multiple channels and is widely considered to be the creative leader behind some of the country's most successful home furnishings retailing concepts. I personally am looking forward to working side-by-side with Gary to craft an expanded vision and execute a business plan to launch Restoration Hardware into its next level of profitable growth."

Gordon continued, "Tom Christopher has been by my side assisting in Restoration's growth from five stores in late 1994 to our current 107 stores generating more than $350 million in net sales. Those who know Tom will, I know, enjoy watching his next moves as he continues what has been a very successful retail career."

Gary Friedman was formerly the President and Chief Operating Officer of Williams-Sonoma, Inc., (NYSE: WSM) a nationwide specialty retailer best known for its highly successful Williams-Sonoma and Pottery Barn retail brands. He joined Williams-Sonoma in 1988 as vice president of retail operations and was a member of the Williams-Sonoma board of directors since 1993. During his tenure, he was instrumental in repositioning Williams Sonoma, introducing the "Grande Cuisine" format and doubling the average store volume from $1.2 million to over $2.5 million per store. He also was the chief architect behind the re-conceptualization of Pottery Barn, which under Mr. Friedman's leadership grew from an unprofitable $60 million store group to a highly profitable $1.1 billion vertically integrated home furnishings brand. Prior to joining Williams-Sonoma, Friedman was with specialty apparel retailer Gap Inc., where he rose from an entry-level sales associate position to regional manager over an 11-year career.

In a separate release today, Restoration Hardware announced that it has signed an agreement to raise $15 million through a private placement of convertible preferred stock representing up to approximately 30% of the outstanding capital stock of the company. The financing is with an investor group led by Palladin Capital and Reservoir Capital. Mr. Friedman also participated in the placement as an investor. In addition, the company announced that it has arranged an


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amended credit facility with its banking group, providing improved terms that will improve the company's ability to grow and manage the business.

The company also announced its financial results for the fourth quarter and year ending Feb. 3, 2001. Highlights for the quarter included a 5.7% increase in comparable store sales, which helped to drive 24% growth in total sales and net income of $9.7 million, or $.56 per diluted share. For the full year, the company delivered net sales of $369.5 million and an operating profit of $900,000, compared with sales of $298.9 million and an operating loss of ($3.4 million) for the prior year.

Gary Friedman said, "Restoration Hardware represents a unique opportunity. The company has a solid brand and premium positioning in the home furnishings retail sector, a large operating footprint of more than 100 stores, bi-coastal distribution capabilities, and many talented and dedicated people. With our recent financing and amended bank agreement, we now will have the flexibility to develop and execute a business plan that can take Restoration Hardware to its next era of growth. In the near term, our plan will focus on improving store-level profitability and building a solid infrastructure. In the longer term, we believe that Restoration Hardware can be a powerful multi-channel retail brand and a highly profitable business model."

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements as to our plans to open additional stores, the results of strategic initiatives, the anticipated performance of new stores, the impact of competition and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends," and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or our achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which we operate, competition for and the availability of sites for new stores, changes in our management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q including those described in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Quarterly Results of Operations and Seasonality" and "Liquidity and Capital Resources" and in "Business" under the captions "Business Strategy," "Competition" and "Government Regulation." The company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.